EXHIBIT 10.1

ONENECK IT SERVICES CORPORATION

PROFESSIONAL SERVICES AGREEMENT

BY AND BETWEEN

ONENECK IT SERVICES CORPORATION

AND

ADEPT TECHNOLOGY, INC.

Dated: November 11, 2008

THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE CONFIDENTIAL

CONFIDENTIAL

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”) is entered into this 11 th day of November, 2008 (“Effective Date”), by and between OneNeck IT Services Corporation, whose principal place of business is located at 5301 North Pima Road, Suite 100, Scottsdale, Arizona 85250 (“OneNeck”) and Adept Technology, Inc., whose principal place of business is located at 3011 Triad Drive, Livermore, California 94551 (“Client”). OneNeck and Client may hereinafter be collectively referred to as the “Parties”, each a “Party”.

RECITALS

WHEREAS, OneNeck is in the business of providing professional IT consulting services to meet the needs of various business enterprises;

WHEREAS, Client wishes to engage OneNeck to provide the professional IT consulting services and expertise offered by OneNeck throughout the term of this Agreement, and

WHEREAS, OneNeck is willing to provide such professional IT consulting services subject to the terms and conditions as defined in this Agreement;

NOW THEREFORE, based upon the aforementioned recitals and the promises contained herein, and for good and valuable consideration, the sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS. As used in this Agreement and other related professional services documents (collectively, the “Documents”), unless expressly indicated herein or therein, the following terms shall have the following meanings with such definitions to be applicable to both the singular and plural use of the terms.

(a) “Completion Schedule” shall mean that timetable set forth in each Statement of Work to be attached hereto, if applicable, together with any amendments thereto as shall have been approved in writing by OneNeck and Client.

(b) “Deliverable” shall mean the resulting output of OneNeck’s work effort as developed or prepared specifically for Client in accordance with the provisions of this Agreement, and more specifically defined in the Statements of Work (defined herein below).

(c) “IT” shall be an abbreviation for the industry-defined term Information Technology.

(d) “Project” shall mean the overall engagement of OneNeck by Client, under the terms and conditions of this Agreement, to perform the Services.

(e) “OneNeck’s Project Manager” shall mean the designated employee of OneNeck who shall be charged with fulfilling OneNeck’s responsibilities as regards the Project described herein and to coordinate performance of the Services (defined herein below) with Client and to assist Client, as required, in all communications with OneNeck.

(f) “Client Project Manager” shall mean the Client designated employee of Client who shall be charged with fulfilling Client’s responsibilities as regards the Project described herein and to coordinate performance hereof with OneNeck and to assist OneNeck as required in gathering information, interviewing personnel, procuring services, and conducting other related activities.

(g) “Statement of Work” (“SOW”) shall mean the separate agreement, to be attached as a Schedule upon joint agreement by OneNeck and Client, setting forth the work and Deliverables.

2. SERVICES.

(a) Commencing with the Effective Date hereof and continuing throughout the Term of this Agreement, OneNeck agrees to provide certain professional IT consulting services in support of the Client’s Project in accordance with Client’s requirements as set forth in Statements of Work (“SOWs”), to be attached hereto as Schedules (“Services”). OneNeck shall complete and deliver the Services and Deliverables in accordance with the Completion Schedule, subject to the provisions of such Completion Schedule and Sections 2(b), 6, and 7 herein. All Services and communications, both written and verbal, shall be communicated in the English language, unless otherwise agreed upon in a signed writing by the Parties.

(b) Changes in Scope. Changes in the scope of any aspect(s) of the Services, as defined in a SOW, which are requested by the Client or caused by changing conditions of law or schedule delays, not caused by OneNeck or its personnel may require cost and/or date of performance revisions to reflect such changes or delays. If, at any time prior to performance of such work, OneNeck considers work requested by Client exceeds the agreed upon scope of work, as described in the SOWs, requiring a change in personnel or an increase in the work effort required for completion, OneNeck shall notify Client, in writing, of the nature of the work and the additional cost associated with this work. OneNeck shall not undertake such work until both Parties have agreed, in writing, upon any adjustment in compensation and/or completion time. Such written agreement shall be referred to as an “out-of-scope statement” and shall be attached to this Agreement as a separate Schedule and become a part hereof.

3. TERM/TERMINATION. The term of this Agreement shall commence on the Effective Date noted herein above and shall continue in full force and effect until terminated in writing by Client (the “Term”) following: (i) Client’s acceptance of the final deliverable for the latest SOW that has been executed by the Parties; or (ii) the expiration of twenty (20) business days from receipt of such written notice by OneNeck, provided Client has paid or agrees to pay all undisputed amounts then properly due and payable to OneNeck through the effective date of such termination, and provided OneNeck is immediately released, upon receipt of said written termination, from the duties and obligations of the then-current SOW.

4. FEES AND EXPENSES. In consideration for the Services and Deliverables described in this Agreement, Client agrees to pay OneNeck, as set forth in any individual SOW, for Services actually performed by OneNeck and pre-approved expenses actually incurred, as supported by an hourly labor log and all current administrative reports as specified herein or reasonably requested by Client, subject to the following:

(a) Service Fees. The rates, as set forth in Schedule A “Schedule of Service Fees”, for services rendered (the “Service Fees”, each a “Service Fee”) shall represent the price to Client for OneNeck’s delivery of professional services as contemplated herein.

(b) Increases to Hourly Rates. The hourly rates, as set forth in Schedule A hereto (the “Hourly Rates”), shall remain unchanged during the first (3) years of the Term hereof. Said Hourly Rates shall be subject to an annual increase beginning on the third anniversary of the Effective Date of this Agreement and then on each subsequent anniversary to the end of the Term of this Agreement. OneNeck shall provide advance notice to Client of any change in such fees.

(c) Invoices and Payment. OneNeck shall deliver to Client an invoice by the fifth (5th) business day of each calendar month for services actually performed and pre-approved expenses actually incurred in the prior month. Client’s payment of the undisputed invoiced amount shall be due and payable forty-five (45) days from receipt of the invoice by Client.

(d) Payment Obligation. Client’s obligation to pay the undisputed invoiced charges shall be absolute. Except as expressly provided herein, it is the intention of OneNeck and Client that all Service Fees payable by Client under this Agreement shall be, and continue to be, payable in all events throughout the Term thereof. OneNeck shall pay all taxes imposed in connection with the delivery of the Services.

(e) Late Payments. Client’s payment for Services shall be deemed late when Client fails to remit payment within forty five (45) days from receipt of the invoice by Client. Notwithstanding the foregoing, Client shall be entitled to withhold payment for Services in the event the Services are not provided in accordance with the applicable SOW and this Agreement, only to the extent such noncompliance with the SOW or this Agreement is attributable to OneNeck. Any undisputed uncured late payment of which OneNeck has provided Client written notification and a reasonable time to cure shall bear interest at the rate of one and one-half percent (1 1/2%) per month or the maximum rate allowed under law, which ever is greater, or fraction thereof until paid in full.

(f) Expenses. All of OneNeck anticipated travel and other out-of-pocket expenses will be in conformance with Client’s standard policies regarding travel and expense reimbursement and shall be included in OneNeck’s costs to Client. OneNeck will not incur any travel expenses without prior written authorization from a Client Project Manager and travel or other expenses incurred shall be subject to the reasonable review and pre-approval of such Client Project Manager.

5. RELATIONSHIP OF PARTIES. The Parties understand that OneNeck is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of OneNeck.

6. RESPONSIBILITIES OF THE PARTIES.

(a) Client recognizes that OneNeck’s performance of the Services and the completion thereof are expressly conditioned upon Client’s reasonable and timely performance and completion of the express obligations set forth in a SOW which are required to be performed by Client.

(b) OneNeck’s Project Manager shall meet with Client’s Project Manager, as mutually agreed upon, and shall jointly discuss the Project status. If, as the result of such meeting, or for any other reason, Client has reason to believe that OneNeck has deviated in any way from the Services or any other provision(s) of this Agreement, Client shall promptly inform OneNeck in a writing specifying the detail of any such deviation(s).

(c) Client shall provide OneNeck, in a reasonable and timely fashion, with the information set forth in the SOW and other information which OneNeck believes it reasonably requires for the performance of the Services by OneNeck hereunder which OneNeck expressly requests.

(d) Client and OneNeck each shall, within not less than five (5) business days of the execution of this Agreement, designate a member of its staff, respectively, to be the Project Manager. If for any reason a Party’s designated Project Manager shall cease to perform the duties described in the foregoing sentence, such Party shall immediately designate another individual to perform such duties and shall immediately inform the other party of the name of such individual.

(e) Client shall provide OneNeck with reasonable access to Client’s premises as mutually agreed upon by the Parties for the performance of the Services required under this Agreement.

(f) Client will make reasonable efforts to cooperate with OneNeck in OneNeck’s performance of the Services pursuant to and in accordance with the terms of this Agreement.

(g) Client will make reasonable efforts to provide adequate resources, as expressly requested by OneNeck, to participate in or facilitate the performance of the Services.

(h) Client and OneNeck shall each timely participate in all scheduled meetings and have its personnel readily available for such meetings.

(i) Client will make reasonable efforts to assign personnel to work in consultation with OneNeck’s personnel, upon OneNeck’s express request.

(j) In the event of Client’s failure to perform its responsibilities set forth hereunder, and upon the expiration of a fifteen (15) business day period following delivery of a written notice to Client from OneNeck describing such failure and its impact on the project and providing Client with an opportunity to cure said failure, as long as such request is reasonable under the circumstances, OneNeck may suspend performance of the Services then being performed upon prior written notice to Client if such request remains uncured. However, OneNeck will make best efforts to accommodate Client and work with Client in obtaining the resources and information it needs to perform its services prior to suspending any such services. OneNeck shall also propose a change order to Client to increase the scope of OneNeck Services to include the assumption or fulfillment of Client’s responsibilities, which Client has failed to provide. OneNeck shall not undertake such work until the Parties have agreed, in writing, to any adjustment in compensation and/or completion time. In the event any such suspension of performance occurs caused by Client’s failure to provide services or information required by OneNeck to perform the Services and so long as Client has the necessary information and is able to provide the information, Client shall be responsible for any and all service fees due for the services performed under this Agreement so long as OneNeck makes best efforts to mitigate expenses and seeks Clients pre-approval for any such expenses.

(k) OneNeck shall perform all of its obligations under this Agreement and in any SOW in a professional and timely manner.

(l) OneNeck shall insure that it has competent personnel to perform the Services under this Agreement and is adequately staffed to meet its obligations hereunder.

(m) OneNeck shall ensure that it and its personnel incorporate and use industry standard security procedures in safeguarding Client’s data and systems.

(n) OneNeck represents and warrants that its tools, methodologies, Services, deliverables and any software used by OneNeck in relation to this Agreement do not infringe or violate any third party’s rights or interests.

(o) OneNeck represents and warrants that it is not in violation of any law, rule, regulation or obligation that would hinder or interfere with its obligation to provide the services or deliverables hereunder.

7. RELIANCE ON DATA SUPPLIED. OneNeck will perform the Services described in this Agreement and any SOW using information and instructions furnished by Client (“Guidelines”) and shall only be entitled to rely upon any such information or instructions if it is reasonable to do so. If any error results from incorrect Guidelines supplied by Client, OneNeck shall not be responsible for any problem caused by such error as long as it was reasonable for OneNeck to rely on the data based on its experience and expertise.

8. CLIENT APPROVAL AND ACCEPTANCE. Deliverables and reports provided to Client by OneNeck will be reviewed and approved by the representatives appointed pursuant to Section 6 “Responsibilities of the Parties” herein by Client. Client shall accept or reject each Deliverable or report within ten (10) business days of receipt thereof. Each such Deliverable and report shall be deemed accepted unless rejected in writing within ten (10) business days following delivery thereof. Provided the Deliverables meet the terms of the Agreement and any requirements set forth in the applicable SOW, acceptance shall not be unreasonably withheld. Any rejection shall be in writing and specifically state the matter in which the Deliverable or report is defective. OneNeck shall be entitled to rely on the technical reviews by Client, provided however, that should OneNeck have knowledge, suspicion, or other reasonable reasons to question the accuracy or completeness of information, services, surveys, or reports transmitted or confirmed in writing by Client, then OneNeck shall immediately notify Client before proceeding further. For purposes of this Agreement, ten (10) business days shall constitute a reasonable period for the Client to determine acceptance of the Deliverables. Notwithstanding the foregoing, Client shall not be precluded from its right to any remedies or corrections hereunder to any Deliverables in the event Client is not able to detect the defect after conducting reasonable testing of such. OneNeck shall make the modifications necessary, within a reasonable time, to correct such defects to provide the Services and Deliverables in accordance with this Agreement and any SOW. In addition to all other rights and remedies available to Client, if acceptance by Client shall not occur within 30 days after notice to OneNeck by Client of non-conforming services or deliverables (after giving effect to each day of delay, or portion thereof, wrongfully caused by Client), Client shall have the right to rescind this Agreement without liability whatsoever, and OneNeck shall immediately, after written notification thereof, refund to Client all amounts paid by Client to OneNeck with respect to the SOW at issue.

9. ASSIGNMENT. Neither of the Parties may assign this Agreement or any rights, obligations, or benefits under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, except in the event of a merger, acquisition, or sale of all or substantially all assets or voting securities of a Party, in which case only timely notice to the other Party is required. Client shall be responsible for any and all expenses incurred by OneNeck due to any resulting and unreasonable delay caused by any Client assignment and/or delegation. This Agreement shall bind, benefit, and be enforceable by and against either of the Parties and their respective successors and consented-to assigns. No outside party shall be considered a beneficiary of this Agreement or entitled to any rights under this Agreement.

10. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, software, applications for patents, and patents:

(a) OneNeck hereby assigns, transfers, and otherwise conveys any and all rights, title and interest, including, but not limited to, copyrights, trade secrets, patent rights, software and other proprietary rights to the Deliverables developed hereunder, to Client. All materials, products, or deliverables developed hereunder by OneNeck shall be the property of Client and all title and interest therein shall vest in Client. All such materials, products, and deliverables shall be deemed to be “works made for hire” under the federal copyright laws. Both Parties agree, however, that nothing in this Agreement shall prevent OneNeck from using the general knowledge, experience, and know-how of OneNeck, whether developed during or prior to this Agreement, to develop software and materials on similar projects for other clients. OneNeck agrees to give Client reasonable assistance, at Client’s expense, required to perfect such assignment of rights defined in this Section 10 “Intellectual Property”.

(b) Notwithstanding the foregoing, in no event shall Client obtain a property interest in any of OneNeck’s proprietary property, which OneNeck may use in connection with performance of Services hereunder. OneNeck shall grant to Client a perpetual limited royalty-free license to use such proprietary property for internal purposes only.

(c) With respect to all software products owned by third parties which OneNeck incorporates into the software developed hereunder for Client, OneNeck grants Client a fully paid, perpetual, irrevocable, worldwide right to reproduce, modify, and use the object code and source code versions of such software products (and any modifications, upgrades, enhancements, updates or new versions developed by OneNeck and provided to Client pursuant to this Agreement) or any derivatives thereof created by or for Client without limitation of any kind. The Parties agree there will be no restriction on transfer of the software from one platform to another, from one user to another, or for any other reason. Such license shall apply to Client, and all its affiliates.

(d) OneNeck represents and warrants that each time it delivers software or any other proprietary right developed for Client hereunder, that it is original and created solely by OneNeck or, if not original to OneNeck, OneNeck has contract rights to use, and sublicense the use of, such software, tool, copyright, trade secret and/or patent in an environment such as Client’s.

(e) OneNeck shall indemnify, defend, and hold Client (which includes any of its affiliates, officers, directors and agents) harmless at OneNeck’s expense against any claim, suit or proceeding (or any threat of such) asserted against Client insofar as it is based on a claim or assertion that any deliverable, service, or proprietary right used or provided by OneNeck for Client pursuant to this Agreement or any software licensed to Client hereunder by OneNeck, or upon any of the Services performed by OneNeck hereunder, constitutes an infringement or violation of a patent, copyright, trademark, trade secret, or other proprietary right of a third party, provided, however, that OneNeck shall have no liability for any claim of infringement to the extent (i) based on any unauthorized modification made by Client to any such software developed by Client; or (ii) based upon use in conjunction with other software not recommended or supplied by OneNeck and provided further, that upon notice of a claim of infringement, Client shall immediately stop use of the software that is the subject of the infringement claim following delivery by OneNeck of functionally equivalent software. OneNeck shall have no liability hereunder for damages resulting from Client’s continued use of the infringing software by Client following receipt of such notice from OneNeck. Should any software or intellectual property provided, developed or used by OneNeck under this Agreement become, or in OneNeck’s opinion be likely to become the subject of a claim of infringement of a copyright or patent, OneNeck shall at its option either immediately procure for Client the right to continue using the intellectual property developed by OneNeck under this Agreement, or shall replace or modify the intellectual property developed by OneNeck under this Agreement to make it non-infringing, so long as functionally equivalent to the replaced intellectual property. If neither of the foregoing alternatives is reasonably and timely available to OneNeck after making best efforts to do so, then OneNeck may terminate this Agreement upon reasonable notice to Client and upon a return to Client of all fees paid with respect to the infringing software and related SOW.

(f) Client shall give OneNeck prompt written notice of any claim of infringement of which it becomes aware, fully cooperate in the defense of any such claim at OneNeck’s expense, and allow OneNeck to settle and/or compromise any such claims as OneNeck deems appropriate, provided such settlement does not infer any liability or wrongdoing on Client. Failure of Client to do so will relieve OneNeck of its indemnification obligation or liability pursuant to this indemnification provision to the extent such failure materially prejudices OneNeck’s rights with respect to such defense. Client shall have the right to employ its own counsel for any such claim, but the fees and expenses of such counsel shall be borne by Client.

11. CONFIDENTIALITY.

(a) For the purposes of this Section 11 “Confidentiality”, the term “employee”, as used in relation to either Party, shall include that Party’s actual employees and any third party contractors engaged by that Party.

(b) Each Party hereby acknowledges that it may be exposed to confidential information belonging to or supplied by the other Party or relating to its affairs including, without limitation, the Guidelines, software, business plans and procedures, the terms of this Agreement, and other information that may be marked as confidential (“Confidential Information”). Confidential Information does not include (i) information already known or independently developed by the recipient outside the scope of this Project; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it, or (iv) information which the party developed without use or reference to the other party’s Confidential information.

(c) The Parties agree that the confidentiality of the Confidential Information provided by each to the other shall be maintained and each shall refrain from and prevent the use of or disclosure of any Confidential Information of the other Party disclosed or obtained by either Party under this Agreement, except when such disclosure is made in the performance of its obligations or is required pursuant to applicable laws or regulations or the order of any court or governmental agency, provided such information is remains adequately protected and subject to these confidentiality obligations.

(d) OneNeck’s information, including computer programs and software, documentation, training aids and manuals, and procedures, belonging exclusively to OneNeck shall be treated as Confidential Information. Client shall not disclose any such Confidential Information to any person other than employees who require such information to perform their duties or as may be required pursuant to applicable laws or regulations or the order of any court or governmental agency. Such Confidential Information is the property of OneNeck and remains eligible for reuse/resale.

(e) Client’s information disclosed under this Agreement, including any Client business data, strategies, Client customer information and any information about its IT system shall be treated as Confidential Information and will not be disclosed or otherwise made available to any person or entity except that some of Client’s Confidential Information may be disclosed to OneNeck’s subcontractors who require such information to perform their duties under this Agreement and said subcontractors shall have executed substantially similar confidentiality agreements with OneNeck to protect Client’s Confidential Information.

(f) Each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses in safeguarding its own Confidential Information, but in no event shall less than due diligence and care be exercised.

(g) The confidentiality provisions of this Agreement shall remain in full force and effect following the termination of this Agreement.

12. INJUNCTIVE RELIEF. The Parties acknowledge that violation by one party of the provisions contained in Section 10 “Intellectual Property” and Section 11 “Confidentiality” may cause irreparable harm to the other party not adequately compensable by monetary damages. In addition to other relief, it is agreed that temporary and permanent injunctive relief may be an appropriate remedy to prevent any actual or threatened violation of such provisions or to enforce such provisions according to their terms. Any party substantially prevailing in an action for injunctive relief under this Section 12 “Injunctive Relief” shall be entitled to recover its costs of enforcement, including reasonable attorneys’ fees.

13. WARRANTY.

(a) For a period of three (3) months following completion of the final phase of each individual SOW, OneNeck hereby warrants that the work performed and any Services provided hereunder shall have been performed in a professional manner consistent with industry standards and shall comply with the standards set forth in the SOW. OneNeck’s warranty shall not extend to the performance or condition of deliverables for which OneNeck did not provide to Client, or any hardware or software acquired by Client.

(b) In the event Client, during the Warranty period, detects an error or defect, Client shall promptly notify OneNeck in writing, specifying, in detail, the errors or defects that Client is claiming. OneNeck’s sole and entire responsibility shall be to immediately perform such additional services as are necessary in order to correct such errors or defects, at its own cost and expense. Notwithstanding anything in this Agreement to the contrary, in the event that OneNeck demonstrates that any error or defect is primarily attributable to deliverables, hardware or software (other than hardware provided by OneNeck) acquired by Client from third party vendors in contemplation of the Project or otherwise used in respect thereto, then OneNeck shall not be responsible for remedying such service and the Parties shall meet and mutually agree upon any services and fees required, if applicable, to determine the cause of such error or defect. Notwithstanding the foregoing, Client shall not be precluded from its right to remedies and any corrections to any Services in the event Client is not able to detect the defect or problem within such 90 day period.

(c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

(d) EXCEPT FOR INDEMNIFICATION OBLIGATIONS OR CLAIMS FOR INFRINGEMENT OF PROPRIETARY RIGHTS OR DISCLOSURE OF CONFIDENTIAL INFORMATION, UNLESS OTHERWISE NOTED HEREIN, NEITHER ONENECK NOR CLIENT SHALL BE LIABLE FOR ANY AMOUNT EXCEEDING THE AMOUNT ACTUALLY PAID BY CLIENT FOR SERVICES RENDERED HEREUNDER. EXCEPT FOR INDEMNIFICATION OBLIGATIONS OR CLAIMS FOR INFRINGEMENT OF PROPRIETARY RIGHTS OR DISCLOSURE OF CONFIDENTIAL INFORMATION, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING LOST PROFIT OR BUSINESS INTERRUPTION EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.

14. INDEMNIFICATION.

(a) Client shall indemnify and hold harmless OneNeck from and against all losses, liabilities, judgments, awards, settlements, damages, and costs (including reasonable legal fees and expenses) to others and all claims, causes of action, and lawsuits caused by any material breach of this Agreement by Client or for any property damage or personal injury or death caused by Client or its personnel. Client shall be responsible for any costs and expenses incurred by OneNeck, including, but not limited to, reasonable attorney’s fees.

(b) After any such claims and at the request of OneNeck, Client shall at its sole expense defend all such claims, suits or proceedings (or any threats thereof) arising out of the foregoing. Such indemnification obligation shall be subject to: Client being notified promptly of any such claims, suits, or proceedings in writing by OneNeck and, if requested to defend such action, given full and complete authority, information, and assistance for the defense of same, and provided OneNeck provides Client with full cooperation in such defense. Client shall have no authority to enter into any settlement on behalf of OneNeck which would result in liability to OneNeck without the prior written consent of OneNeck. In all events, OneNeck shall have the right to participate, at its own cost and expense, in the defense of any proceedings with counsel of its own choosing.

(c) OneNeck shall indemnify and hold harmless Client from and against all losses, liabilities, judgments, awards, settlements, damages, and costs (including reasonable legal fees and expenses) to others and all claims, causes of action, and lawsuits caused by any material breach of this Agreement by OneNeck or for any property damage or personal injury or death caused by OneNeck or its personnel. OneNeck shall be responsible for any costs and expenses incurred by Client, including, but not limited to, reasonable attorney’s fees.

(d) OneNeck shall also indemnify and hold harmless Client against all liability and loss in connection with, and shall assume full responsibility for, non-payment of all applicable federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income tax laws, with respect to OneNeck or its employees engaged in performance of this Agreement.

(e) After any such claims and at the request of Client, OneNeck shall at its sole expense defend all such claims, suits or proceedings (or any threats thereof) arising out of the foregoing. Such indemnification obligation shall be subject to: OneNeck being notified promptly of any such claims, suits, or proceedings in writing by Client and, if requested to defend such action, given full and complete authority, information, and assistance for the defense of same, and provided Client provides OneNeck with full cooperation in such defense. OneNeck shall have no authority to enter into any settlement on behalf of Client which would result in liability to Client without the prior written consent of Client. In all events, Client shall have the right to participate, at its own cost and expense, in the defense of any proceedings with counsel of its own choosing.

15. SERVICES TO THIRD PARTIES. The Parties recognize that OneNeck may provide consulting services to third parties. However, OneNeck is bound by the confidentiality provisions of this Agreement, and OneNeck shall not use the Confidential Information, directly or indirectly, for any purpose other than performance of services hereunder, including for the benefit of third parties.

16. RETURN OF RECORDS. Upon termination of this Agreement, OneNeck shall deliver all records, data, memoranda, Confidential Information, and equipment of any nature that are in OneNeck’s possession or under OneNeck’s control and that are Client’s property or relate to the SOW(s) performed hereunder and OneNeck shall immediately destroy any and all material and information pertaining to Client in all of its hard copy and electronic files.

17. FORCE MAJEURE. Either Party shall be excused from performance hereunder to the extent that performance is prevented, delayed, or obstructed by causes beyond that Party’s reasonable control, including Acts of God (fires, storms, floods, accidents, explosions, epidemics, earthquakes, the elements, quarantine restrictions, etc.), civil or military authority, acts of public enemy, war, insurrection, acts of the Federal Government or any unit of State or Local Government beyond Client’s control in either sovereign or contractual capacity, strikes, labor disputes, loss or interruption of electrical power or other public utility, freight embargoes or unreasonable delays in transportation, provided in each case that such Party could not have prevented the event by reasonable foresight and prudent planning. In the event that performance on the part of OneNeck shall be delayed or suspended as a result of circumstances beyond its reasonable control for which it could not have prevented using prudent care and planning, without its fault or negligence, then the period of performance and Term of this Agreement shall be extended to the extent of any such delay, however, not to exceed fifteen (15) days, unless otherwise agreed upon by the Parties, and neither Party shall incur any liability to the other Party as a result of such delay or suspension. After such fifteen (15) days, or other time period as agreed upon by the Parties, Client may terminate this Agreement upon notice to OneNeck.

18. NON-SOLICITATION. During the Term hereof and for a period of one (1) year following the termination or expiration of this Agreement, the Parties hereto agree not to hire, solicit, nor attempt to solicit, the services of any employee of the other Party that provided or received services under this Agreement, without prior written consent. The foregoing restriction shall not prohibit any Party employee from responding to or pursuing employment opportunities through normal media channels (i.e. newspapers, professional journals, etc) and a Party hiring such a candidate so long as it is not an attempt to avoid the intent of the foregoing restriction. Violation of this provision shall entitle the offended party to assert liquidated damages against the offending party equal to one hundred fifty percent (150%) of the solicited person’s annual compensation and all reasonable legal fees incurred by the offended Party. The rights of the Parties hereto arising from this Section 18 “Non-Solicitation” shall survive the expiration or other termination of this Agreement.

19. DISPUTES, CHOICE OF LAW.

(a) Party Representatives. The Parties agree that all disputes between them shall be submitted for informal resolution by their respective chief operating officers. Any remaining or unresolved dispute shall be submitted to a court as a matter of law.

(b) Choice of Law. The validity, construction, and interpretation of this Agreement and the rights, duties, and obligations of the Parties hereto shall be governed by the laws of the State of Delaware.

(c) Venue and Jurisdiction. The Parties consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against such Party or the assets of such Party.

20. GENERAL.

(a) This document and the accompanying Schedules, which are hereby incorporated by reference in their entirety, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other communications, whether written or oral. This Agreement may not be amended or discharged except by a writing signed by duly authorized representatives of OneNeck and Client. Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. The covenants, conditions, terms, and provisions of this Agreement may not be waived or modified orally and shall supersede all previous proposals, both oral and written negotiations, representations, commitments, writings, or agreements or any other communications between the Parties.

(b) All notices, covenants, or requests desired under this Agreement shall be in writing and shall be delivered in person or sent by certified mail, return receipt requested, or by courier service to the address of the other Party set forth in the introduction of the Agreement or to such other address as such Party shall have designated by proper notice. Notices shall be deemed given when delivered.

(c) Section headings are for convenience only and shall not be construed as part of the Agreement.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document, but all such counterparts together shall constitute only one Agreement.

(e) If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. Should a court of competent jurisdiction find that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

(f) The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

THE PARTIES HEREBY ACKNOWLEDGE that they have read and understand this Agreement, its Schedules, and Addenda, if any, as attached hereto and incorporated by reference, and agree to be bound by all of the provisions, terms, and conditions as specified herein.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ONENECK IT SERVICES CORPORATION		ADEPT TECHNOLOGY, INC.

By:	/s/ David T. Glynn	By:	/s/ John Dulchinos
Name:	David T. Glynn	Name:	John Dulchinos
Title:	CAO	Title:	President & CEO
Date:	11/19/08	Date:	11/12/08

SCHEDULE A

to the Professional Services Agreement

Between OneNeck and Adept Technology, Inc.

Schedule of Service Fees

The following table describes the hourly billable rates for the personnel used in the delivery of the Services provided by OneNeck to Client. Using the following rates, personnel will be billed on a per hour basis for the number of hours actually worked.

ONENECK’S PROJECT PERSONNEL	HOURLY RATE
OneNeck Resources (any discipline)
• Consultant	$125
• Sr. Consultant	$125
• Program/Project/Solution Manager	$125
Subcontract Resources (any discipline)	Market Rates

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